As filed with the Securities and Exchange Commission on July 22, 2026

Registration No. 333-277750

Registration No. 333-253663

Registration No. 333-223654

Registration No. 333-211974

Registration No. 333-211570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-277750

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-253663

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-223654

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211974

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211570

UNDER

THE SECURITIES ACT OF 1933

NATIONAL STORAGE AFFILIATES TRUST

(Pelican Merger Sub I, LLC, as successor by merger to National Storage Affiliates Trust)

(Exact name of registrant as specified in its charter)

State of Maryland	93-2834996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Public Storage
2811 Internet Boulevard
Frisco, Texas 75034
(469) 649-9486

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nathaniel A. Vitan
Chief Legal Officer and Corporate Secretary
Public Storage
2811 Internet Boulevard
Frisco, Texas 75034
(469) 649-9486

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq.

Kyle M. Diamond, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-3ASR and Form S-3 (the “Registration Statements”) filed by Pelican Merger Sub I, LLC (“Merger Sub I”), as successor by merger to National Storage Affiliates Trust (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) are being filed by the Company to deregister any and all unsold common shares of beneficial interest, par value $0.01 per share (“Common Shares”), preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”) and any and all other securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement on Form S-3ASR (Registration No. 333-277750), filed on March 7, 2024 with the SEC, registering an indeterminate number of (i) Common Shares; (ii) Preferred Shares; (iii) depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts; (iv) warrants to purchase common shares, preferred shares or depositary shares; (v) rights to purchase common shares or preferred shares; and (vi) debt securities.

•	Registration Statement on Form S-3ASR (Registration No. 333-253663), filed on February 26, 2021 with the SEC, registering an indeterminate number of (i) Common Shares; (ii) Preferred Shares; (iii) depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts; (iv) warrants to purchase common shares, preferred shares or depositary shares; (v) rights to purchase common shares or preferred shares; and (vi) debt securities.

•	Registration Statement on Form S-3ASR (Registration No. 333-223654), filed on March 14, 2018 with the SEC, registering an indeterminate number of (i) Common Shares; (ii) Preferred Shares; (iii) depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts; (iv) warrants to purchase common shares, preferred shares or depositary shares; (v) rights to purchase common shares or preferred shares; and (vi) debt securities.

•	Registration Statement on Form S-3 (Registration No. 333-211974), filed on June 10, 2016 with the SEC, registering 37,762,568 Common Shares.

•	Registration Statement on Form S-3 (Registration No. 333-211570), filed on May 25, 2016 with the SEC, as amended by Amendment No. 1, filed on June 6, 2016 with the SEC, registering an indeterminate number of (i) Common Shares; (ii) Preferred Shares; (iii) depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts; (iv) warrants to purchase common shares, preferred shares or depositary shares; (v) rights to purchase common shares or preferred shares; and (vi) debt securities.

On July 22, 2026, pursuant to an Agreement and Plan of Merger, dated March 16, 2026, by and among the Company, NSA OP, LP (the “Partnership”), Public Storage, Public Storage OP, L.P., Merger Sub I, and Pelican Merger Sub II, LLC (“Merger Sub II”), (a) the Company merged with and into Merger Sub I (the “Company Merger”), with Merger Sub I surviving the Company Merger as a wholly owned direct subsidiary of Public Storage, and (b) following the Company Merger, Merger Sub II merged with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Partnership surviving the Partnership Merger as an indirect subsidiary of Public Storage.

As a result of the consummation of the Mergers, the Company is terminating all offerings of its securities pursuant to each Registration Statement by filing this Post-Effective Amendment. In accordance with undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the Company’s securities that had been registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities that were registered under the Registration Statements that remain unsold as of July 22, 2026. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in City of Frisco, in the State of Texas, on July 22, 2026.

Pelican Merger Sub I, LLC, as successor by merger to National Storage Affiliates Trust

By:	/s/ Steven C. Babinski
Name:	Steven C. Babinski
Title:	Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.